Exhibit 99.1

Renewable Energy Group Reports First Quarter 2018 Financial Results
Q1 2018 Highlights

•	Revenues of $689.3 million, inclusive of the BTC, up 65% y/y

•	135 million gallons sold, up 11% y/y

•	106 million gallons produced, up 10% y/y

•	Net income of $209.2 million or $5.30 per share, inclusive of the BTC, up from net loss of $15.9 million y/y, or $(0.41) per share

•	Adjusted net income of $4.7 million or $0.12 per share, up from an Adjusted net loss of $13.6 million, excluding the BTC for 2017, y/y, or $(0.35) per share

•	Adjusted EBITDA of $17.5 million, up from $0.6 million y/y excluding the BTC for 2017

Ames, IA, May 3, 2018 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for first quarter ended March 31, 2018.
Revenues for the quarter were $689.3 million on 135.3 million gallons of fuel sold. Revenues in the first quarter increased $270.4 million compared to the first quarter of 2017 mainly due to the recognition of the entire 2017 federal Biodiesel Mixture Excise Tax Credit ("BTC") in our GAAP financial statements in the first quarter of 2018. In addition to the BTC impact, the revenue increase is also the result of a 10.8% increase in gallons sold. Excluding the BTC, average selling price per gallon was $3.18, an increase of 8.2% over the prior year period. Net income attributable to common stockholders was $209.2 million, compared to net loss of $15.9 million in the first quarter of 2017, reflecting recognition of revenues from the entire BTC for 2017 in the 2018 period and no BTC in effect in 2017. Adjusted net income was $4.7 million compared to Adjusted net loss (excluding allocation of the 2017 BTC) of $13.6 million in the first quarter of 2017. First quarter 2018 Adjusted EBITDA was $17.5 million, compared to Adjusted EBITDA (excluding allocation of the 2017 BTC) of $0.6 million in the first quarter of 2017.
On an adjusted basis, the most recent quarter did not benefit from the BTC, while the prior year period did. After reallocating the net benefit of the BTC to applicable periods in 2017, Adjusted net income was $4.7 million for the first quarter of 2018, compared to Adjusted net income of $22.7 million in the first quarter of 2017. Adjusted EBITDA for the quarter was $17.5 million, compared to Adjusted EBITDA of $37.3 million in the first quarter of 2017.
"We are very pleased with our first quarter results," said REG President and CEO Randy Howard. "We generated $17.5 million of Adjusted EBITDA in the first quarter which traditionally is a period when we operate at closer to a break-even level without the BTC in effect. Energy prices ran up late in the quarter resulting in risk management losses that negatively impacted our Adjusted EBITDA for the first quarter. However, the higher energy prices should result in better margins on those gallons once delivered in the second quarter."

Howard continued, "The margin environment continues to look strong as a result of a combination of higher energy prices and lower feedstock prices. We believe that we are in a position to deliver solid results in the second quarter based on current market conditions."
First Quarter 2018 Highlights
All figures refer to the quarter ending March 31, 2018, unless otherwise noted. All comparisons are to the quarter ended March 31, 2017 unless otherwise noted.
REG sold a total of 135.3 million gallons of fuel, an increase of 10.8% primarily due to increased petroleum gallons sold offset by fewer sales of third party biodiesel. The average selling price per gallon excluding the BTC recognition was $3.18, an increase of 8.2%. The Company produced 106.4 million gallons of biomass-based diesel during the quarter, an 9.8% increase.
Revenues were $689.3 million, an increase of 64.5% primarily due to the recognition of the 2017 BTC and higher gallons sold.
On January 1, 2018, the BTC lapsed as it has several times in the past. Each time it previously lapsed, Congress has reinstated it retroactively. As a result of this history, the Company and many other industry participants have adopted contractual arrangements with customers specifying the allocation and sharing of a retroactively reinstated incentive. The Company estimates that if the BTC is retroactively reinstated for 2018 on the same terms as in 2017, REG's Adjusted net income and Adjusted EBITDA for business conducted in the quarter ended March 31, 2018 would each increase by approximately $42.5 million.
Gross profit was $249.6 million, or 36.2% of revenues, compared to gross profit of $17.3 million, or 4.1% of revenues. Gross profit as a percentage of revenue increased due to the recognition of the BTC in the quarter offset by the impact from risk management.
Net income attributable to common stockholders was $209.2 million, or $5.30 per share on a fully diluted basis. This compares to a net loss of $15.9 million, or $0.41 per share, on a fully diluted basis in the first quarter of 2017. Adjusted net income, excluding the BTC, attributable to common stockholders was $4.7 million, or $0.12 per share, compared to an adjusted net loss of $13.6 million, or $0.35 per share, in the first quarter of 2017. Adjusted EBITDA was $17.5 million compared to $0.6 million, excluding the BTC, in the first quarter 2017.
At March 31, 2018, REG had cash and cash equivalents of $69.3 million, a decrease of $8.3 million from December 31, 2017.
At March 31, 2018, accounts receivable were $466.5 million, or 61 days of sales. Accounts receivable at December 31, 2017 were $90.6 million. Inventory was $171.9 million at March 31, 2018, or 35 days of cost of sales, an increase of $36.4 million from December 31, 2017. Accounts payable were $238.5 million and $84.6 million at March 31, 2018 and December 31, 2017, respectively. Accounts receivable and accounts payable were higher at March 31, 2018 compared to December 31, 2017 primarily due to the recognition of the 2017 federal BTC in the first quarter of 2018.
The table below summarizes REG’s results for the first quarter of 2018.
REG Q1 2018 and Q1 2017 Revenues, Net Income (Loss) and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q1 2018	Q1 2017	Y/Y Change
Gallons sold	135,253	122,121	10.8%
Average selling price per gallon, excluding the BTC	$3.18	$2.94	8.2%
Total revenues	$689,252	$418,893	64.5%
Net income (loss) attributable to common stockholders	$209,238	$(15,914)	N/M
Adjusted EBITDA excluding 2017 BTC allocation	$17,474	$604	2,793.0%
Adjusted EBITDA	$17,474	$37,332	(53.2)%

Reconciliation of Non - GAAP Measures
The Company believes supplementing its consolidated financial statements presented in accordance with GAAP with non-GAAP measures provides investors with useful information regarding the Company's core operating performance, as well as short-term and long-term trends.
Adjusted net income and adjusted diluted earnings per common share are derived from GAAP results by excluding the non-cash impacts related to the change in the estimated fair value of the convertible debt conversion liability, change in fair value of contingent considerations, impairment of assets, and stock compensation, coupled with other items identified in the table below that are not related to our core operating activities.
Earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items identified in the table below, or Adjusted EBITDA, is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives.
Adjusted net income, adjusted diluted earnings per common share and Adjusted EBITDA as presented by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.
Adjusted Net Income (Loss) and Adjusted EPS Reconciliation:
The following table sets forth Adjusted Net Income (Loss) and Adjusted EPS for the periods presented, as well as reconciliation to net income (loss):

(In thousands, except per share amounts)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net income (loss) attributable to the Company	$214,389	$(15,914)
Gain on involuntary conversion	(4,000)	—
Gain on sale of assets	(990)	—
Change in fair value of convertible debt conversion liability	—	172
Change in fair value of contingent considerations	(1,540)	589
Loss on debt extinguishment	232	—
Other (income) expense, net	(222)	320
Straight-line lease expense	(33)	(32)
Executive severance payment	165	—
Non-cash stock compensation	1,794	1,308
2017 BTC	(204,936)	—
Adjusted net income (loss) attributable to the Company	$4,859	$(13,557)
Effect of participating share-based awards	117	—
Adjusted net income (loss) excluding 2017 BTC allocation attributable to common stockholders	$4,742	$(13,557)

Adjusted net income (loss) attributable to the Company	$4,859	$(13,557)
Allocation of 2017 BTC	—	36,728
Adjusted net income (loss) including 2017 BTC allocation attributable to the Company	4,859	23,171
Effect of participating share-based awards	117	492
Adjusted net income (loss) including 2017 BTC allocation attributable to common stockholders	$4,742	$22,679

Net income (loss) per share attributable to common stockholders
Diluted	$5.30	$(0.41)

Adjusted net income (loss) excluding 2017 BTC allocation per share attributable to common stockholders
Diluted	$0.12	$(0.35)
Adjusted net income including 2017 BTC allocation per share attributable to common stockholders
Diluted	$0.12	$0.59

Adjusted EBITDA Reconciliation:
The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income (loss):

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
(In thousands)
Net income (loss)	$214,389	$(15,914)
Adjustments:
Income tax (benefit) expense	(1,203)	1,075
Interest expense	4,651	4,536
Depreciation	8,859	8,423
Amortization	308	127
EBITDA	227,004	(1,753)
Gain on involuntary conversion	(4,000)	—
Gain on sale of assets	(990)	—
Change in fair value of convertible debt conversion liability	—	172
Change in fair value of contingent liability	(1,540)	589
Loss on debt extinguishment	232	—
Other (income) expense, net	(222)	320
Straight-line lease expense	(33)	(32)
Executive severance	165	—
Non-cash stock compensation	1,794	1,308
2017 BTC (1)	(204,936)	—
Adjusted EBITDA excluding 2017 BTC allocation	17,474	604
Allocation of 2017 BTC (1)	—	36,728
Adjusted EBITDA	$17,474	$37,332
(1) On February 9, 2018, the Biodiesel Mixture Excise Tax Credit ("BTC") was retroactively reinstated for the 2017 calendar year. The retroactive credit for 2017 resulted in a net benefit to us that was recognized in the first quarter of 2018 for GAAP purposes. Because this credit relates to the 2017 full year operating performance and results, we removed the net benefit of the 2017 BTC from our 2018 results and allocated a portion of the net benefit of the tax credit to each of the four quarters of 2017 based upon gallons sold.

About Renewable Energy Group
Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity products and services. We are an international producer of biomass-based diesel, a developer of renewable chemicals and are North America's largest producer of advanced biofuel. REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils, greases, and sugars into lower carbon intensity products. With 14 active biorefineries, a feedstock processing facility, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuel and chemicals.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the possible retroactive reinstatement of the BTC, the estimated benefits to Adjusted net income and Adjusted EBITDA if the BTC is retroactively reinstated and our expectations regarding second quarter results. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production, including that the BTC may not be retroactively reinstated for 2018 or that it may be reinstated on less favorable terms; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to generate revenue from the sale of renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; whether our Geismar biorefinery will be able to produce renewable diesel consistently or profitably; and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2017. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(in thousands, except share and per share amounts)

	Three months ended
	March 31, 2018	March 31, 2017
REVENUES:
Biomass-based diesel sales	$274,761	$343,737
Separated RIN sales	47,179	57,324
Biomass-based diesel government incentives	365,285	16,941
	687,225	418,002
Other revenue	2,027	891
	689,252	418,893
COSTS OF GOODS SOLD:
Biomass-based diesel	405,809	353,851
Separated RINs	32,737	46,629
Other costs of goods sold	1,138	1,130
	439,684	401,610
GROSS PROFIT	249,568	17,283
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	31,654	22,907
RESEARCH AND DEVELOPMENT EXPENSE	6,598	3,598
INCOME (LOSS) FROM OPERATIONS	211,316	(9,222)
OTHER INCOME (EXPENSE), NET	1,870	(5,617)
INCOME (LOSS) BEFORE INCOME TAXES	213,186	(14,839)
INCOME TAX BENEFIT (EXPENSE)	1,203	(1,075)
NET INCOME (LOSS)	$214,389	$(15,914)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$209,238	$(15,914)
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$5.39	$(0.41)
DILUTED	$5.30	$(0.41)
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	38,819,443	38,599,048
DILUTED	39,484,087	38,599,048

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF MARCH 31, 2018 AND DECEMBER 31, 2017
(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$69,290	$77,627
Accounts receivable, net	466,509	90,648
Inventories	171,933	135,547
Prepaid expenses and other assets	42,225	51,880
Total current assets	749,957	355,702
Property, plant and equipment, net	594,722	587,397
Goodwill	16,080	16,080
Intangible assets, net	26,537	27,127
Investments	12,193	12,250
Other assets	7,565	7,040
TOTAL ASSETS	$1,407,054	$1,005,596
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$105,535	$65,525
Current maturities of long-term debt	14,207	13,397
Accounts payable	238,517	84,608
Accrued expenses and other liabilities	38,886	39,187
Deferred revenue	1,740	2,218
Total current liabilities	398,885	204,935
Unfavorable lease obligation	3,106	3,388
Deferred income taxes	6,913	8,192
Long-term contingent consideration for acquisitions	5,846	8,849
Long-term debt (net of debt issuance costs of $5,513 and $6,627, respectively)	213,078	208,536
Other liabilities	3,718	4,114
Total liabilities	631,546	438,014
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	775,508	567,582
TOTAL LIABILITIES AND EQUITY	$1,407,054	$1,005,596